UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2015

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

On December 7, 2015, Portland General Electric Company (PGE or Company) filed a report on Form 8-K in which the Company disclosed certain developments concerning the construction of a 440 MW natural gas-fired power plant in eastern Oregon known as the Carty Generating Station (Carty or the Project). In that report, the Company disclosed that in 2013 it had entered into an agreement (Construction Agreement) with Abeinsa Abener Teyma General Partnership, an affiliate of Abengoa S.A., and affiliates of Abeinsa Abener Teyma General Partnership (Abeinsa) for the construction of Carty, and that, on November 25, 2015, Abengoa S.A. had filed a notice under Article 5bis of the Spanish Bankruptcy Act, indicating its intent to initiate attempts to reach out of court debt restructuring agreements with its lenders. In addition, the Company reported that it was currently funding certain of the work pursuant to an agreement with Abeinsa and would offset such funding against amounts payable by PGE to Abeinsa under the Construction Agreement. Work on the Project began to proceed more slowly on November 25, 2015 and Abeinsa ceased construction activities on the Project on December 14, 2015.

On December 18, 2015, the Company declared Abeinsa in default under the Construction Agreement and terminated the Construction Agreement, effective immediately. The Company has initiated discussions with Liberty Mutual Surety and Zurich North America, the sureties who provided a performance bond of $145.6 million under the Construction Agreement, and with contractors, to enter into agreements to complete work on construction of the Project. The Company is also initiating negotiations with the sureties regarding an agreement under which PGE and the sureties would fund work on the Project during an interim period pending final determination of the sureties’ obligations under the performance bond. Construction is expected to resume during the week of December 21, 2015. As of the date of this report, PGE estimates that construction of Carty is approximately 75 percent complete.

Until a final determination is made with respect to the sureties’ obligations under the performance bond, the Company cannot estimate the impact of the foregoing developments on the total costs that the Company will incur to complete the Project. The foregoing developments have also created additional uncertainty concerning the completion date of the Project. Once construction has resumed and the Company has completed an assessment of the current status of the Project, the Company will provide an update on the expected costs and completion date for the Project.

As previously reported, under the final order issued on November 3, 2015 by the Public Utility Commission of Oregon (OPUC) in connection with the Company’s 2016 General Rate Case filing, capital costs of $514 million for Carty will be included in customer prices when the plant becomes operational, provided that occurs by July 31, 2016. If actual capital costs exceed this amount, PGE will not recover the additional costs at that time. However, the Company may seek recovery of the additional capital costs in a subsequent general rate case proceeding. If the expected date of completion of construction of Carty were to be delayed beyond July 31, 2016, PGE would pursue one or more alternative avenues to obtain new OPUC approval for the inclusion of Carty costs in customer prices. Under this circumstance, the Company might not be able to recover some or all of the net revenue requirements for Carty from the date Carty is placed into service until the time when new customer prices for Carty are approved by the OPUC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	December 18, 2015	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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